taitweller.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of Renn Fund, Inc. and to the use of our report dated March 1, 2021 on the 2020 financial statements and financial highlights of Renn Fund, Inc. Such financial statements, financial highlights and report of independent registered public accounting firm appear in the 2020 Annual Report to Shareholders, and are incorporated by reference into the Registration Statement and Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 25, 2021